EXHIBIT 10.1

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

           THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this "Agreement") is made and entered into this 24th day of February, 2006 (but effective as of January 1, 2006), by and between ITLA Capital Corporation (the "Company") and its subsidiaries and affiliates, including but not limited to Imperial Capital Bank, formerly known as Imperial Thrift and Loan Association ("Imperial") and George W. Haligowski (the "Executive").

           WHEREAS, the Executive has served as the Chief Executive Officer and Chairman of the Board of Directors of the Company since its inception and of Imperial since July, 1992;

           WHEREAS, the Executive has an employment agreement with the Company dated January 28, 2000 (the "Original Employment Agreement");

           WHEREAS, the Compensation Committee (the "Compensation Committee") of the Board of Directors of the Company (the "Board of Directors") believes it is in the best interest of the Company and its subsidiaries to amend and restate the Original Employment Agreement in order to assure continuity of management of the Company and its subsidiaries and to reinforce and encourage the continued attention and dedication of the Executive to the Executive's assigned duties, and to reduce the likelihood that the change in control benefits under this Agreement alone (without taking into account other benefits of the Executive) will result in a "parachute payment" as such term is defined in Section 280G of the Internal Revenue Code of 1986, as amended (the "Code");

           WHEREAS, the Compensation Committee has approved and authorized the execution of this Agreement with the Executive;

           NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements of the parties herein, it is AGREED as follows:

           1.            Definition.

                        (a)            The term "Change in Control" means the occurrence of any of the following events with respect to the Company, or with respect to Imperial: (1) any person (as the term is used in Section 13(d) and 14(d) of the Securities Exchange Act of 1934 (the "Exchange Act") is or becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly of securities of the Company, or Imperial representing 33.33% or more of the Company's or Imperial's outstanding securities; (2) individuals who are members of the Board of Directors of the Company or Imperial on the date hereof (the "Incumbent Board") cease for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequent to the date hereof whose election was approved by a vote of at least two-thirds of the directors comprising the Incumbent Board, or whose nomination for election by the Company's or Imperial's stockholders was approved by the nominating committee serving under an Incumbent Board, shall be considered a member of the Incumbent Board; (3) a reorganization, merger, consolidation, sale of all or substantially all of the assets of the Company or Imperial, or a similar transaction in which the Company or Imperial is not the resulting entity (unless the continuing ownership requirements clause (4) below are met with respect to the resulting entity); or (4) a merger or consolidation of the Company or Imperial with any other corporation other than a merger or consolidation in which the voting securities of the Company or Imperial outstanding immediately prior thereto represent at least 66.67% of the total voting power represented by the voting securities of the Company or Imperial or the surviving entity outstanding immediately after such merger or consolidation. The term "Change in Control" shall not include: (1) an acquisition of securities by an employee benefit plan of the Company or Imperial; (2) any of the above mentioned events or occurrences involving any other subsidiary of the Company or Imperial, although this may be amended at a later date; or (3) any of the above mentioned events or occurrences which require but do not receive the requisite government or regulatory approval to bring the event or occurrence to fruition.

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                        (b)            The term "Date of Termination" means the date upon which the Executive's employment with the Company or Imperial ceases, as specified in a notice of termination pursuant to Section 8 of this Agreement.

                        (c)            The term "Disability" means the Executive's incapacity due to physical or mental illness to perform substantially his duties on a full-time basis for six consecutive months.

                        (d)            The term "Effective Date" means January 1, 2006.

                        (e)            The term "Involuntary Termination" means the termination of the employment of the Executive by the Company or Imperial without the Executive's express written consent or a material diminution of or interference with the Executive's duties, responsibilities and benefits as Chief Executive Officer of the Company or Imperial, including (without limitation) any of the following actions unless consented to in writing by the Executive: (1) following the occurrence of a Change of Control a requirement that the Executive be based at a place other than the Executive's present work location immediately prior to the Change of Control or within 35 miles thereof, except for reasonable travel on Company or Imperial business; (2) a material demotion of the Executive; (3) a material reduction in the number or seniority of other Company or Imperial personnel reporting to the Executive or a material reduction in the frequency with which, or in the nature of the matters with respect to which, such personnel are to report to the Executive, other than as part of a Company-wide reduction in staff; (4) a material adverse change in the Executive's compensation, other than as part of an overall program applied uniformly and with equitable effect to all members of the senior management of the Company or Imperial; (5) a material permanent increase in the required hours of work or the workload of the Executive; (6) the failure of the Board of Directors to elect him as Chairman and Chief Executive Officer of the Company or Imperial (or a successor of the Company or Imperial) or any action by the Board of Directors (or a board of directors of a successor of the Company or Imperial) removing him from either of such offices; (7) death of the Executive or termination of the Executive's employment by the Company or Imperial for Disability as provided for in and subject to Sections 7(g) and 7(d) below; (8) other material breach of this Agreement by the Company or Imperial not cured within 30 days after notice thereof to the Company or Imperial by the Executive; (9) a material increase or decrease in the business responsibilities and duties, such that the Executive's qualifications as utilized immediately prior to the Change of Control are no longer consistent with the qualifications needed for the revised position; or (10) any termination of the Executive's employment by the Executive, the Company, Imperial or the surviving entity at the time of or within 60 months after a Change in Control. The term "Involuntary Termination" does not include Termination for Cause or termination of employment due to retirement on or after the Executive attains age 65.

                        (f)            The terms "Termination for Cause" and "Terminated for Cause" mean termination by the Company or Imperial of the employment of the Executive because of (i) willful and continued failure by the Executive substantially to perform his duties, (other than a failure resulting from physical or mental illness) after a demand for substantial performance is delivered to the Executive by the Board of Directors of the Company or Imperial which specifically identifies the manner in which the Executive has not substantially performed his duties, (ii) the Executive's willful dishonestly, willful incompetence, willful misconduct, breach of a fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule, regulation or final cease-and-desist order relating to the Executive's employment with the Company or Imperial or otherwise interfering with the Executive's ability to carry out the duties of his employment, or material breach of any provision of this Agreement; provided that no act or failure to act shall be considered "willful" unless done or omitted to be done by the Executive in bad faith and without reasonable belief that the act or omission was in or not opposed to the best interests of the Company or Imperial. Any act or failure to act based upon authority pursuant to a resolution duly adopted by the Board of Directors or upon the advice of counsel for the Company or Imperial shall be conclusively presumed to be done or omitted to be done in good faith and in the best interests of the Company or Imperial. The Executive's attention to matters not directly related to the business of the Company or Imperial shall not provide a basis for Termination for Cause if the Board of Directors has approved the Executive's engagement in such activities. The Executive shall not be deemed to have been Terminated for Cause unless and until the Company or Imperial has delivered to the Executive a notice containing a resolution adopted by not less than three-quarters of the entire membership of the Board of Directors at a meeting called and held for the purpose, after reasonable notice to the Executive and opportunity for him to appear with counsel before the Board of Directors, finding that in the good faith opinion of the Board of Directors the Executive has engaged in conduct described in this Section 1(f) and specifying the particulars in detail.

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           2.            Term; Original Employment Agreement Superseded. The term of this Agreement shall be a period of 60 months commencing on the Effective Date, subject to earlier termination as provided herein. Beginning on the first anniversary of the Effective Date and on each anniversary thereafter, the term of this Agreement shall be extended for a period of one year in addition to the then-remaining term, provided that the Company or Imperial has not given notice to the Executive in writing at least 90 days prior to such anniversary that the term of this Agreement shall not be extended further, and provided further that notwithstanding the delivery of any such notice, the term of this Agreement shall be extended until the expiration of 60 months following the date upon which a Change in Control shall have occurred during the term of this Agreement including extensions of the term pursuant to the first proviso of this sentence. This Agreement, as of the Effective Date, amends, restates and entirely supersedes the Original Employment Agreement.

           3.            Employment. The Executive is employed as the Chief Executive Officer of the Company and Imperial. As such, the Executive shall render administrative and management services as are customarily performed by persons situated in similar executive capacities, and shall have such other executive policy and management powers and duties as the Board of Directors may prescribe from time to time. The Executive shall also render services to any affiliates of the Company or Imperial as requested by the Company or Imperial from time to time consistent with his executive position. The Executive shall devote his best efforts and full attention and energies to the business and affairs of the Company and Imperial as provided here under. Notwithstanding the foregoing and with the prior approval of the Board of Directors, which may not be unreasonably withheld, the Executive may serve on boards of directors of nonaffiliated companies and may devote reasonable time to fulfilling his responsibilities as a member of such boards to the extent permissible under applicable federal and state laws and regulations which may limit such service.

           4.            Cash Compensation.

                      (a)            Salary. The Company agrees to pay the Executive during the term of the Agreement a base salary ("Base Salary") the annualized amount of which shall be not less than the annualized aggregate amount of the Executive's base salary in effect at the Effective Date. The Base Salary shall be paid in accordance with the Company's payroll practices for executives and shall be subject to customary tax withholding. The amount of the Executive's Base Salary may be increased by the Board of Directors or the Compensation Committee from time to time in its discretion but shall be not be decreased during the term of this Agreement. As of the Effective Date, the Executive's Base Salary is $590,000.

                       The Executive may voluntarily elect to contribute a portion of his Base Salary to any (i) plan sponsored by the Company or Imperial which includes a cash-or-deferred arrangement under Section 401(k) of the Code, (ii) "cafeteria plan" sponsored by the Company or Imperial under Section 125 of the Code, or (iii) plan sponsored by the Company or Imperial in which management may participate and which includes a cash-or-deferred arrangement such as a nonqualified deferred compensation plan.

                      (b)            Housing and Automobile Allowances. The Company shall pay to the Executive a housing allowance of not less than $3,500 per month and at the Executive's election an automobile allowance of not less than $2,600 per month or use of a Company vehicle pursuant to the Company's Automobile Policy, which are the amounts in effect immediately prior to the Effective Date. These allowances may be increased by the Board of Directors or the Compensation Committee from time to time in its discretion but shall be not be decreased during the term of this Agreement.

                      (c)            Annual Incentive Plan: Bonuses. The Executive shall be entitled to participate on terms not less favorable, but generally greater than those applicable to any other executive officer of the Company or Imperial in such performance-based awards and discretionary bonuses, if any, as are authorized and declared by the Board of Directors or the Compensation Committee for executive officers of the Company or Imperial, including but not limited to the Company's or Imperial's Annual Incentive Compensation Plan.

                      (d)            Stock Benefit Plans. The Executive shall be entitled to be considered for benefits under all of the stock and stock option related plans in which the Company's or Imperial's executive officers are eligible or become eligible to participate, including but not limited to the ITLA Capital Corporation 2005 Re-Designated, Amended and Restated Employee Stock Incentive Plan (the "Stock Plan") and the Recognition and Retention Plan (the "RRP").

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                      (e)            Supplemental Executive Retirement Plan (SERP). The Executive shall be entitled to participate in the Imperial Capital Bank Supplemental Executive Retirement as currently in effect and hereinafter amended (the "Existing SERP") and any other supplemental executive retirement plan approved by the Board of Directors or the Compensation Committee for executives or key employees of the Company or Imperial. However, the additional funding required to be made for the benefit of the Executive under the Existing SERP and the Original Employment Agreement in connection with or following a Change in Control (i.e., 3.95 times the Executive's annual Base Salary) is hereby eliminated and shall have no further force or effect. The provisions hereof relating to the elimination of the Executive's additional Change in Control funding under the SERP shall be controlling, notwithstanding anything to the contrary contained in the Existing SERP.

                      (f)            Expenses. The Executive shall be entitled to receive prompt reimbursement for all reasonable expenses and continuing education expenses incurred by the Executive in performing services under this Agreement in accordance with the policies and procedures applicable to the executive officers of the Company or Imperial, provided that the Executive accounts for such expenses as required under such policies and procedures. Continuing education expenses include, but are not limited to, reasonable and continuing expenses incurred by the Executive related to his membership in the Young Presidents" Organization (YPO) and the Harvard Business School Alumni Association.

                      (g)            Salary Continuation Plan (SCP). The Executive shall be entitled to participate in any Salary Continuation Plan ("SCP") implemented by the Company or Imperial which shall provide that the Executive shall receive 75% of the average of his three preceding years" Base Salary (the "Annual Benefit") each year for fifteen consecutive years after the Executive's termination of employment, other than a Termination for Cause, with the first installment being paid at the expiration of six months following employment termination. The compensation received by the Executive under the SCP shall be in addition to the benefits and compensation received by the Executive under any terms and conditions of this Agreement.

           5.           Benefits.

                      (a)            Participation in Benefit Plans. The Executive shall be entitled to participate, to the same extent as executive officers of the Company or Imperial generally, in all plans of the Company or Imperial relating to group or other life, accidental death and dismemberment, medical and dental, short and long term disability, travel and accident insurance, education, pension, thrift, profit-sharing, savings, other retirement or employee benefits or combinations thereof, including coverage for eligible dependents as provided for in such plans.

                      (b)            Life Insurance. The Company shall provide to the Executive and shall pay the premiums on a personal life insurance policy providing benefits in an amount equal to at least four times his annual Base Salary.

                      (c)            Memberships in Organizations and Clubs. The Executive shall be entitled to Company paid non-equity membership in one private Club in an initial amount not to exceed $7,500 with monthly dues of $400, or as may be increased or decreased by the Club. In addition, the Company shall pay all of Executive's reasonable expenses and costs associated with his membership in the Young Presidents Organization, or after attaining age forty-nine (49) the World's President Organization, and the Harvard Business School Alumni Association.

                      (d)            Other Fringe Benefits. The Executive shall be eligible to participate in, and receive benefits under, any other fringe benefit plans or perquisites which are or may become generally available to the Company's or Imperial's executive officers, including but not limited to supplemental retirement, incentive compensation, supplemental medical or life insurance plans, club dues, physical examinations, financial planning and tax preparation services. Eligible dependents of the Executive shall be participants in such plans and perquisites to the same extent as eligible dependents of the Company's or Imperial's executive officers generally. The Executive shall also be entitled to receive up to $6,500 per annum, plus imputed taxes, for the maintenance of the Executive's personal estate and tax planning.

           6.            Vacations: Leave. The Executive shall be entitled to annual paid vacation in accordance with the policies established by the Board of Directors or the Compensation Committee for executive officers, in no event less than five weeks per year, and to voluntary leaves of absence, with or without pay, from time to time at such times and upon such conditions as the Board of Directors may determine in its discretion.

           7.           Termination of Employment.

                      (a)            Involuntary Termination Prior to Change in Control. In the event of the Involuntary Termination of the Executive by the Company or Imperial (or both) prior to a Change in Control, the Company or Imperial shall pay to the Executive, within 25 business days of the Date of Termination;

                                   (i)            in a lump sum an amount equal to the product of the amount of cash bonus and other cash incentive compensation paid or payable to the Executive for the most recently completed fiscal year of the Company multiplied by a fraction with a numerator equal to the number of days in the fiscal year elapsed through the Date of Termination and a denominator of 365; and

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                                   (ii)            during the remaining term of this Agreement, pay to the Executive monthly one-twelfth of his Base Salary at the highest annual rate in effect during the three years prior to the Date of Termination and one-twelfth of the average annual amount of cash bonus and cash incentive compensation of the Executive, based on the average of the amounts of such compensation earned by the Executive for the two full fiscal years preceding the Date of Termination; or, if the Executive elects, shall pay to him the amount of all payments under this Section 7(a)(ii) in a lump sum; and

                                   (iii)            during the 60 months following the Date of Termination, except as provided in Section 7(h) below, maintain substantially the same medical, dental and disability benefits described in Section 5(a) of this Agreement for the benefit of the Executive and his eligible dependents and beneficiaries who would have been eligible for such benefits if the Executive had not suffered an Involuntary Termination and on terms substantially as favorable to the Executive including amounts of coverage and deductibles and other costs to him in effect immediately prior to such Involuntary Termination or maintain the same medical, dental and disability benefits described in Section 5(a) for the benefit of the Executive and his eligible dependents, at the same cost to the Executive, as he would have enjoyed if he had remained employed by the Company or Imperial; or at the election of the Executive (or, notwithstanding the election of the Executive at the election of the Company or Imperial, if coverage under the Company's or Imperial's group plan is not available to the Executive and his eligible dependents and beneficiaries) cash in an amount equal to the premium cost being paid by the Company or Imperial with respect to the Executive for such benefits immediately prior to the Date of Termination); and

                                   (iv)            Provide office space and secretarial support of the same type as it provided to the Executive during his employment for a period of 18 months following his Date of Termination; and

                                   (v)            transfer title of the Company or Imperial owned or leased vehicle currently being utilized by the Executive to the Executive, free and clear. All costs of such transfer such as lease buy-out, registration fees and sales taxes to be borne by Company or Imperial; and

                                   (vi)            transfer and assign to the Executive all interests maintained by the Company or Imperial in life insurance policies on the life of the Executive including the cash surrender value of such policies free and clear of any loans; and

                                   (vii)            notwithstanding anything to the contrary, all of Executive's outstanding stock options and restricted stock awards, including but not limited to Stock Plan options and RRP stock held in the SERP shall immediately vest.

                      (b)            Involuntary Termination in Connection with or Following a Change in Control. In the event the Executive experiences an Involuntary Termination in connection with or within five years following a Change in Control then, in lieu of the benefits provided under Section 7(a) hereof, he shall receive a single lump sum cash payment at the time of his Involuntary Termination in an amount equal to 299% of the Executive's "base amount" as determined under Section 280G of the Code less the present value, if any, of the benefits to be received by the Executive under Sections 4(g) (i.e., under the SCP) and 7(a)(vii) of this Agreement that are required to be taken into account in the calculation of parachute payments under Section 280G of the Code or the applicable 280G regulations (the "Change in Control Payment"). In no event, however, shall the Change in Control Payment prior to reduction for Elective Benefits (as defined below) exceed the aggregate of (i) 100% of the total value of the payments under Sections 7(a)(i) and (ii) hereof, (ii) 100% of the total value of the benefits under Sections 7(a)(iii) through (vi) hereof and (iii) 1.5 times the annual Base Salary of the Executive in effect immediately prior to the Change in Control, which resulting amount is equal to the value of the change in control benefits of the Executive under the Original Employment Agreement excluding the SERP change in control benefit referred to therein (the "Original Employment Agreement Adjusted Change in Control Benefit"). At the election of the Executive prior to the receipt of the lump sum benefit provided above, the Executive shall be entitled to receive any of the benefits provided in Section 7(a)(iii) through (vi) (the "Elective Benefits"), in which case the amount of the Change in Control Payment shall be reduced by the present value of the Elective Benefits to be received by the Executive pursuant to Section 7(a)(iii) through (vi). Moreover, if the Change in Control occurs on or after January 1, 2008, the Change in Control Payment prior to reduction for Elective Benefits shall not be less than the Original Employment Agreement Adjusted Change in Control Benefit minus $1,000,000, notwithstanding that the amount thereof exceeds 299% of the Executive's "base amount" as defined under Section 280G of the Code.

                      (c)            Change in Control. In the event that any payments or benefits provided or to be provided to the Executive pursuant to this Agreement in combination with payments or benefits, if any, from other plans or arrangements maintained by the Company or Imperial or any of its affiliates, constitute "excess parachute payments" under Section 280G of the Internal Revenue Code of 1986, as amended (the "Code") that are subject to excise tax under Section 4999 of the Code, the Company or Imperial shall pay to the Executive in cash an additional amount equal to the amount of the Gross Up Payment (as hereinafter defined). The "Gross Up Payment" shall be the amount needed to insure that the amount of such payments and the value of such benefits received by the Executive (net of such excise tax and any federal, state and local tax on the Company's or Imperial's payment to him attributable to such excise tax) equals the amount of such payments and value of such benefits as he would receive in the absence of such excise tax and any federal, state and local tax on the Company's or Imperial's payment to him attributable to such excise tax. The Company or Imperial shall pay the Gross Up Payment within 25 business days after the Date of Termination. For purposes of determining the amount of the Gross Up Payment, the value of any non-cash benefits and deferred payments or benefits shall be determined by the Company's

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independent auditors in accordance with the principles of Section 280G of the Code and the 280G regulations. In the event that, after the Gross Up Payment is made, the amount of the excise tax is determined to be less than the amount calculated in the determination of the actual Gross Up Payment made by the Company, the Executive shall repay to the Company or Imperial, at the time that such reduction in the amount of excise tax is finally determined, the portion of the Gross Up Payment attributable to such reduction, plus interest on the amount of such repayment at the applicable federal rate under Section 1274 of the Code from the date of the Gross Up Payment to the date of the repayment. The amount of the reduction of the Gross Up Payment shall reflect any subsequent reduction in excise taxes resulting from such repayment. In the event that, after the Gross Up Payment is made, the amount of the excise tax is determined to exceed the amount anticipated at the time the Gross Up Payment was made, the Company or Imperial shall pay to the Executive, in immediately available funds, at the time that such additional amount of excise tax is finally determined, an additional payment ("Additional Gross Up Payment") equal to such additional amount of excise tax and any federal, state and local taxes thereon, plus all interest and penalties, if any, owed by the Executive with respect to such additional amount of excise and other tax. The Executive shall have the right to challenge any excise tax assessment against him as to which the Executive is entitled to (or would be entitled if such assessment is finally determined to be proper) a Gross Up Payment or Additional Gross Up Payment, provided that all costs and expenses incurred in such a challenge shall be borne by the Company or Imperial and the Company or Imperial shall indemnify the Executive and hold him harmless, on an after-tax basis, from any excise or other tax (including interest and penalties with respect thereto) imposed as a result of such payment of costs and expenses by the Company or Imperial.

                      (d)            Termination Due to Disability. In the event that the Company or Imperial desires to terminate the employment of the Executive due to Disability, it shall send him a notice as provided in Section 8 stating that it has determined that he has a Disability as defined in Section 1(c) of this Agreement. If, within 30 days after receiving such a notice, the Executive does not return to the performance of his duties on a full-time basis, his employment shall be terminated on the 30th day after such receipt and such day shall be the Termination Date, provided that if the Executive does not concur that a Disability has occurred, a licensed medical doctor, selected jointly by the Company and the Executive, shall determine the existence of a Disability. In the event that the Company and the Executive cannot agree on the selection of such a doctor, each shall select a doctor, and the two doctors shall select a third doctor, and the three doctors shall determine whether a Disability exists. In the event of the termination of the Executive's employment due to Disability, the Company or Imperial shall pay to the Executive the same payments and benefits as the Executive would have been entitled to under Section 7(a) (excluding the benefits under Section 7(a)(iv)) if he had suffered Involuntary Termination, and the amount of any bonus or incentive compensation for the fiscal year in which such Disability termination occurs as if the Executive had remained employed, the amounts of which shall be pro-rated in accordance with the portion of the fiscal year prior to his Disability termination; provided that such amounts shall be payable when and as ordinarily payable under the applicable plans.

                      (e)            Termination for Cause. In the event of Termination for Cause, the Company or Imperial shall have no further obligation to the Executive under this Agreement after the Date of Termination, subject to any benefit continuation requirement under applicable law.

                      (f)            Voluntary Termination. The Executive may terminate his employment voluntarily at any time by a notice pursuant to Section 8 of this Agreement. In the event that the Executive voluntarily terminates his employment other than by reason of any of the actions that constitute Involuntary Termination under Section 1(e) of this Agreement or in connection with or within 60 months after a Change in Control, the Company or Imperial shall be obligated to the Executive for the amount of his Base Salary and benefits only through the Date of Termination, in each case at the time such payments are due, and the Company or Imperial shall have no further obligation to the Executive under this Agreement, subject to any benefits continuation requirement under applicable law.

                      (g)            Death. In the event of the death of the Executive while employed under this Agreement and prior to any termination of employment, the Company or Imperial shall pay to the Executive's estate, or such person as the Executive may have previously designated in writing, the same payments and benefits as the Executive would have been entitled to under Section 7(a) (excluding the benefits under Section 7(a)(iv)) if he had suffered Involuntary Termination, and the amount of any bonus or incentive compensation for the fiscal year in which the Executive died if he had remained employed, the amounts of which shall be pro-rated in accordance with the portion of the fiscal year prior to his death; provided that such amounts shall be payable when and as ordinarily payable under the applicable plans.

                      (h)            No Mitigation Except As To Health Benefits. The Executive shall be under no obligation to mitigate the amount of payments or benefits to which he is entitled under this Section 7 by seeking employment or otherwise, provided that to the extent, if any, that the Executive and his eligible dependents under the Company's or Imperial's medical, dental and short- and long-term disability plans become entitled to substantially the same coverage at substantially the same cost (if any) to the Executive as applies under this Section 7, then the Company's or Imperial's obligation to provide such benefits shall be reduced accordingly. In the event that the Executive becomes entitled to such benefits from another employer during the period in which the Company or Imperial provides benefits under this Section 7, the Executive shall notify the Company or Imperial in writing within 30 days, and shall notify the Company or Imperial of such changes as may occur in such benefits from time to time in each case within 30 days, in such details as the Company or Imperial may reasonably request.

           8.            Notice of Termination. In the event that the Company or Imperial desires to terminate the employment of the Executive during the term of this Agreement, the Company or Imperial shall deliver to the Executive a written notice of termination, stating whether such termination constitutes Termination for Cause or Involuntary Termination, setting forth in reasonable detail the facts and circumstances that are the basis for the termination, and specifying the date upon which employment shall terminate, which date shall be at least 30 days after the date upon which the notice is delivered, except in the case of Termination for Cause. In the event that the Executive determines in good faith that he has experienced an Involuntary Termination of his employment, he shall send a written notice to the Company or Imperial stating the circumstances that constitute such Involuntary Termination and the date upon which his employment shall have ceased due to such Involuntary Termination. In the event that the Executive desires to terminate his employment with the Company or Imperial, he shall deliver a written notice to the Company or Imperial, stating the date upon which employment shall terminate, which, except in the case of termination of employment in connection with or within 60 months after a Change in Control, shall be at least 90 days after the date upon which the notice is delivered, unless the parties agree to a date sooner.

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            9.            Confidentiality and Noncompete Agreement.

                      (a)            The Executive acknowledges that in the course of his employment by the Company or Imperial, he will have access to and become informed of confidential and secret information which is a competitive asset of the Company or Imperial ("Confidential Information"), including, without limitation, (i) the terms of any agreement between the Company or Imperial and any employee, customer or supplier, (ii) pricing strategy, (iii) merchandising and marketing methods, (iv) product development ideas and strategies, (v) personnel training and development programs, (vi) financial results, (vii) strategic plans and demographic analyses, (viii) proprietary computer and systems software, and (ix) any nonpublic information concerning the Company or Imperial, its employees, suppliers or customers. The Executive agrees that he will at all times keep all Confidential Information in strict confidence and will not intentionally make known, divulge, reveal, furnish, make available, or use any Confidential Information that could materially affect the Company's or Imperial's operations, profitability or reputation (except in the course of his regular authorized duties on behalf of the Company or Imperial). The Executive may disclose information as required by law (after giving the Company or Imperial notice and an opportunity to contest such requirement). The Executive's obligations under this Section 9(a) are in addition to, and not in limitation of or preemption of, all other obligations of confidentiality which the Executive may have to the Company or Imperial under general legal or equitable principles.

                      (b)            Except in the ordinary course of the Company's or Imperial's business, the Executive has not made, nor shall at any time following the date of this Agreement, make or cause to be made, any copies, pictures, duplicates, facsimiles or other reproductions or recordings or any abstracts or summaries including or reflecting Confidential Information. All such documents and other property furnished to the Executive by the Company or Imperial or otherwise acquired or developed by the Company or Imperial shall at all times be the property of the Company or Imperial. Upon termination of the Executive's employment, the Executive will return to the Company or Imperial any such documents or other property of the Company or Imperial which are in the possession, custody or control of the Executive.

                      (c)            Without the prior written consent of the Company or Imperial, except in the ordinary course of the Company's or Imperial's business, the Executive shall not at any time during the period that he is employed by the Company or Imperial engage in any business or division of a business of a kind in whole or in part similar to that engaged in by the Company or Imperial or any of its subsidiaries.

           10.            Post-termination Assistance. The Executive agrees that after his employment with the Company or Imperial has terminated for any reason, he will provide, upon reasonable notice, such information and assistance to the Company or Imperial as may reasonably be requested by the Company or Imperial in connection with any litigation in which it or any of its affiliates is or may become a party; provided that the Company or Imperial agrees to reimburse the Executive for any reasonably related expenses, including travel expenses.

           11.            Arbitration. Any dispute between the Executive and the Company or Imperial under this Agreement shall be determined in accordance with the procedures established in this Section and the Federal Arbitration Act. The dispute will be determined by arbitration in accordance with the following procedures:

                      (a)            Arbitration may be initiated by providing the other party with a written demand to arbitrate.

                      (b)            Within 21 calendar days of receipt of a written demand to arbitrate, the parties shall select an arbitrator to hear the dispute. In the event that the parties are unable to agree upon an arbitrator, either party may, within 30 calendar days of the written demand for arbitration, petition the presiding judge of the local state trial court having jurisdiction for an appointment of a retired judge to serve as arbitrator.

                      (c)            The arbitrator will hold a hearing at which the parties to the dispute may submit evidence, including examining witnesses. The arbitrator may issue subpoenas to compel the testimony of third parties and the production of documents. Testimony shall be taken under oath and the parties may be represented by legal counsel.

                      (d)            The arbitrator shall issue a written decision within 21 calendar days of the conclusion of the hearing. The decision shall be final and binding upon the parties and may be entered in any court having jurisdiction.

                      (e)            The Company and Imperial shall bear the direct costs of the arbitration proceedings (arbitration fees, transcripts expenses, etc.), but each party shall otherwise bear its own expenses.

           12.            Attorneys Fees. The Company and Imperial shall pay all legal fees and related expenses (including the cost of experts, evidence and counsel) incurred by the Executive as a result of (i) the Executive's contest or disputing any termination of employment, or (ii) the Executive's seeking to obtain or enforce any right or benefit provided by this Agreement or by any other plan or arrangement maintained by the Company or Imperial (or its successors) under which the Executive is or may be entitled to receive benefits; provided that the Company's or Imperial's obligation to pay such fees and expenses is subject to the Executive's prevailing with respect to the matters in dispute in any action initiated by the Executive or the Executive's having been determined to have acted reasonably and in good faith with respect to any action initiated by the Company or Imperial.

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           13.            No Assignments.

                      (a)            This Agreement is personal to each of the parties hereto, and neither party may assign or delegate any of its rights or obligations hereunder without first obtaining the written consent of the other party; provided that the Company or Imperial shall require any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) by an assumption agreement in form and substance satisfactory to the Executive, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company or Imperial would be required to perform it if no such succession or assignment had taken place. Failure of the Company or Imperial to obtain such an assumption agreement on or before the second business day next preceding the effectiveness of any such succession or assignment shall be a breach of this Agreement and shall require the Company or Imperial to pay to the Executive the Change in Control Payment in a single lump sum payment on the business day next preceding the effectiveness of such succession or assignment transaction. For purposes of implementing the provisions of this Section 13, the Change In Control and Date of Termination shall be deemed to occur on the business day next preceding the date the succession transaction becomes effective.

                      (b)            This Agreement and all rights of the Executive hereunder shall inure to the benefit of and be enforceable by the Executive's personal and legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive should die while any amounts would still be payable to the Executive hereunder if the Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive's devisee, legatee or other designee or if there is no such designee, to the Executive's estate.

           14.            Delivery of Notice. For the purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or sent by certified mail, return receipt requested, postage prepaid, to the Company or Imperial at its home office, to the attention of the Board of Directors with a copy to the Secretary of the Company, or if to the Executive, to such home or other address as the Executive has most recently provided in writing to the Company.

           15.            Amendments. No amendments or additions to this Agreement shall be binding unless in writing and signed by both parties.

           16.            Headings. The heading used in this Agreement are included solely for convenience and shall not affect, or be used in connection with, the interpretation of this Agreement.

           17.            Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability or any provision shall not affect the validity or enforceability of the other provisions hereof.

           18.            Governing Law. This Agreement shall be governed by the laws of the United States to the extent applicable and otherwise by the laws of the Sate of California.

           19.            Withholding of Taxes. The Company or Imperial may withhold from any amounts payable under this Agreement all federal, state, city, or other taxes as the Company or Imperial is required to withhold pursuant to any law or governmental regulation or ruling.

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            The parties have executed this Agreement as of the day and year first above written.

           THIS AGREEMENT CONTAINS A BINDING ARBITRATION PROVISION, WHICH MAY BE ENFORCED BY THE PARTIES.

ITLA CAPITAL CORPORATION and IMPERIAL CAPITAL BANK		EXECUTIVE
By:	/s/Jeffrey Lipscomb Jeffrey Lipscomb	By:	/s/George W. Haligowski George W. Haligowski
Its:	Member of the Board of Directors Chairman of the Compensation Committee		Executive
ITLA CAPITAL CORPORATION and IMPERIAL CAPITAL BANK

By:	/s/Hirotaka Oribe Hirotaka Oribe
Its:	Member of the Board of Directors and the Compensation Committee
ITLA CAPITAL CORPORATION and IMPERIAL CAPITAL BANK

By:	/s/Timothy Doyle Timothy Doyle
Its:	Managing Director and Chief Financial officer

End.